Exhibit 99.1

Scientific Games Reports First Quarter 2020 Results

Took significant action to improve quarterly cash flows by over $150 million, preserve liquidity of nearly $1 billion and position the Company to take advantage of opportunities to strengthen the business as the industry begins to recover

Amended credit agreement to provide relief on net first lien leverage ratio covenant

Diversity of business highlighted by resiliency of Lottery and by strength in SciPlay and iGaming, both up significantly during the stay at home environment

LAS VEGAS, May 11, 2020 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games" or the "Company") today reported results for the first quarter ended March 31, 2020. The Company's first quarter results were adversely impacted by the COVID-19 disruptions late in the quarter.

First Quarter 2020 Financial Highlights:

  First quarter revenue decreased 13 percent to $725 million, down from $837 million in the year ago period. The Company's Gaming revenue was negatively impacted by the COVID-19 disruptions that resulted in temporary closures of casino operations in jurisdictions globally. Lottery revenue was lower as the prior year included significant equipment sales.
  Net loss was $155 million compared to $24 million in the prior year, due to lower revenue and the effects of COVID-19. 2020 Net loss includes a $54 million goodwill impairment charge related to our legacy U.K. Gaming reporting unit and a negative impact of $37 million related to Gaming business segment receivable credit allowances and inventory write-down charges, all driven by COVID-19 disruptions.
  Consolidated Adjusted EBITDA ("Consolidated AEBITDA"), a non-GAAP financial measure defined below, decreased 39 percent to $200 million from $328 million in the prior year period, driven by the previously mentioned $37 million charge related to receivables credit allowances and inventory write-down charges and the time between the sudden drop in revenue from COVID-19 and the benefits of the cost savings measures implemented late in the quarter.
  Net cash provided by operating activities was $120 million versus $167 million in the year ago period.
  Operational and capital cost-savings measures are expected to improve quarterly cash flows in the second quarter by over $150 million. The Company implemented these cost-savings measures as a result of the COVID-19 disruptions. The cost reductions are related to lower capital expenditures, workforce related savings, and reduced expenses.
  Second quarter projected consolidated net cash outflow, a non-GAAP financial measure defined below, is expected to be approximately $70 million - $90 million. The COVID-19 impact accelerated in the latter half of March 2020 and the Company expects this trend to reach its peak in the second quarter.
  Available liquidity, including SciPlay at quarter-end was $967 million.

Barry Cottle, President and Chief Executive Officer of Scientific Games, said, "We are working around the clock to take care of our employees, customers, shareholders and other key stakeholders in these difficult times, while providing uninterrupted products and services to those customers who continue to operate. I am confident that the measures we are implementing now will allow us to take advantage of opportunities to strengthen our business and prepare us to come out of the crisis even stronger than before. We have a diverse portfolio of assets, products and services, and our previous investments in digital gaming technologies uniquely position us to navigate and ultimately excel, as we emerge from this challenging environment."

Michael Quartieri, Chief Financial Officer of Scientific Games, added, "We have made swift and meaningful reductions to our cost structure in response to the current environment. We believe these changes in conjunction with our available liquidity provide us the tools to withstand the impact from COVID-19. I'm confident that our streamlined cost structure will allow for accelerated cash flow generation and deleveraging in the future."

SUMMARY CONSOLIDATED RESULTS
($ in millions)	Three Months Ended March 31,
	2020	2019
Revenue	$725	$837
Net loss	155	24
Net cash provided by operating activities(1)	120	167
Capital expenditures	53	67

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$200	$328
Consolidated AEBITDA margin	28%	39%
Free cash flow	$59	$96

Balance Sheet Measures	As of March 31, 2020	As of December 31, 2019
Cash and cash equivalents	$334	$313
Principal face value of debt outstanding(3)	8,851	8,900
Available liquidity	967	906

(1) The three months ended March 31, 2020 includes a $10 million favorable change in accrued interest due to refinancing transactions and approximately $4 million of payments related to contingent acquisition consideration.

(2) The financial measures "Consolidated AEBITDA", "Consolidated AEBITDA margin", and "free cash flow" are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

(3) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes, which was 1.24 Euro to USD. As of March 31, 2020 the Euro to USD exchange rate was 1.10. As a result, the principal face value of debt outstanding presented above is $82 million higher than the amount currently presented in long-term debt on our balance sheet. Additionally, principal face value excludes $8 million in proceeds received from transactions completed in 2018 which are presented as debt.

BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED MARCH 31, 2020
($ in millions)	Revenue				AEBITDA				AEBITDA Margin
	2020	2019	$	%	2020	2019	$	%	2020	2019	PP Change(1)
Gaming	$318	$422	(104)	(25)%	$96	$215	(119)	(55)%	30%	51%	(21)
Lottery	212	227	(15)	(7)%	78	104	(26)	(25)%	37%	46%	(9)
SciPlay	118	118	—	—%	35	25	10	40%	30%	21%	9
Digital	77	70	7	10%	23	13	10	77%	30%	19%	11

PP- percentage points.

(1) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.

Key Highlights

  SciPlay AEBITDA increased 40% from the prior year to $35 million driven by lower marketing expense and the elimination of internal IP payments. SciPlay generated record monthly revenue in April, up over 20% compared to March.
  Digital AEBITDA increased 77% from the prior year to $23 million. Online casino revenue was up 4% from the prior year. We expanded our iGaming partnership, added sports wagering with Golden Nugget, extended our partnership with William Hill and partnered with Betfred to launch sports betting in Pennsylvania.
  Gaming revenues decreased as COVID-19 disruptions resulted in temporary closures of casino operations in various jurisdictions globally. Other factors impacting revenues included the completion of certain Canadian systems launches that we benefited from in the prior year.
  Gaming machine sales included 525 historical racing machines, which represented our first sales into this emerging market. From a comparison perspective, the prior year included two large new casino openings.
  Lottery was recently awarded key contracts for the lottery system in Iowa, technology in Germany, instant tickets in Connecticut and the SGEP program South Carolina. The Company is now the primary supplier to all of the top 10 performing instant game lotteries in the world.
  Lottery systems revenue was $11 million lower as the prior year was a tough comp due to significant equipment sales. Lottery AEBITDA was down 25% on lower JV contributions related to the COVID-19 impact in Italy and Greece, lower margin on equipment sales in 2020, and the impact of contract repricing for renewals.

LIQUIDITY
($ in millions)	Three Months Ended March 31,
	2020	2019	Increase / (Decrease)
Net loss	$(155)	$(24)	$(131)
Non-cash adjustments included in net loss	234	168	66
Non-cash interest	5	7	(2)
Changes in deferred income taxes and other	7	6	1
Distributed earnings from equity investments	4	4	—
Changes in working capital accounts	25	6	19
Net cash provided by operating activities	$120	$167	$(47)

  As of March 31, 2020, we had $967 million in available liquidity, which included SciPlay's revolving credit facility. On April 9, 2020, we borrowed $480 million under SGI's revolving credit facility, which was substantially all of the remaining availability thereunder.
  On May 8, 2020, we amended our credit agreement to obtain relief on the net first lien leverage ratio covenant through and including Q1 2021. We will be required to maintain a minimum liquidity of at least $275 million (excluding SciPlay) through the covenant relief period, with a potential step-down in minimum liquidity to $200 million in Q2 2021. The amendment imposes additional limitations on restricted payments, debt and liens incurrence and investments during the covenant relief period.
  Net cash provided by operating activities was $120 million versus $167 million in the year ago period due to a $67 million decrease in earnings after noncash adjustments in net loss, partially offset by a $20 million favorable change in working capital accounts and other.
  Free cash flow, a non-GAAP financial measure defined below, was $59 million compared to $96 million in the year ago period.
  Capital expenditures totaled $53 million in the first quarter of 2020, compared to $67 million in the prior-year period. For 2020, the Company now anticipates that capital expenditures will be in the range of $210 million - $240 million, due to capital liquidity-saving measures implemented as a result of the COVID-19 disruptions, as compared to the $300 million - $330 million estimate set forth in our fourth quarter 2019 earnings release.

Earnings Conference Call

Scientific Games executive leadership will host a conference call on Monday, May 11, 2020, at 4:15 p.m. EDT to review the Company's first quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (412) 317-5420 (U.S. and International) and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at www.scientificgames.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD).

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document and shall not be deemed "filed" under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS
Media Relations	Investor Relations
Christina Karas +1 702-532-7986	Trent Kruse +1 702-532-7641
Director, Corporate Communications media@scientificgames.com	Senior Vice President, Investor Relations trent.kruse@scientificgames.com

All ® notices signify marks registered in the United States. © 2020 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Services	$422	$459
Product sales	168	238
Instant products	135	140
Total revenue	725	837
Operating expenses:
Cost of services(1)	130	133
Cost of product sales(1)	91	107
Cost of instant products(1)	73	67
Selling, general and administrative	198	186
Research and development	51	49
Depreciation, amortization and impairments	138	165
Goodwill impairment	54	—
Restructuring and other	22	7
Total operating expenses	757	714
Operating (loss) income	(32)	123
Other (expense) income:
Interest expense	(124)	(154)
(Loss) earnings from equity investments	(2)	6
Gain on remeasurement of debt	10	5
Other expense, net	(3)	—
Total other expense, net	(119)	(143)
Net loss before income taxes	(151)	(20)
Income tax expense	(4)	(4)
Net loss	(155)	(24)
Less: Net income attributable to noncontrolling interest	4	—
Net loss attributable to SGC	$(159)	$(24)

Basic and diluted net loss attributable to SGC per share:
Basic	$(1.69)	$(0.26)
Diluted	$(1.69)	$(0.26)

Weighted average number of shares used in per share calculations:
Basic shares	94	92
Diluted shares	94	92

(1) Excludes depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$334	$313
Restricted cash	55	51
Receivables, net of allowance for credit losses of $61(1) and $36, respectively	624	755
Inventories	248	244
Prepaid expenses, deposits and other current assets	235	252
Total current assets	1,496	1,615

Restricted cash	11	11
Receivables, net of allowance for credit losses of $9(1) and $-, respectively	48	53
Property and equipment, net	474	500
Operating lease right-of-use assets	98	105
Goodwill	3,162	3,280
Intangible assets, net	1,429	1,516
Software, net	248	258
Equity investments	263	273
Other assets	229	198
Total assets	$7,458	$7,809

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$45	$45
Accounts payable	215	226
Accrued liabilities	475	495
Total current liabilities	735	766

Deferred income taxes	87	91
Operating lease liabilities	81	88
Other long-term liabilities	293	292
Long-term debt, excluding current portion	8,620	8,680
Total stockholders' deficit (2)	(2,358)	(2,108)
Total liabilities and stockholders' deficit	$7,458	$7,809

(1) March 31, 2020 balance reflects an impact of $6 million related to the implementation of ASC 326. Effective January 1, 2020, we changed our receivables presentation and combined accounts receivable and notes receivable into a single line item on our balance sheets due to their similar characteristics and have reclassified the prior period balances to conform to the current year presentation.

(2) Includes $108 million and $104 million in noncontrolling interest as of March 31, 2020 and December 31, 2019, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(155)	$(24)
Adjustments to reconcile net loss to cash provided by operating activities	243	179
Changes in working capital accounts, net of effects of acquisitions	25	6
Changes in deferred income taxes and other	7	6
Net cash provided by operating activities	120	167

Cash flows from investing activities:
Capital expenditures	(53)	(67)
Distributions of capital from equity investments	—	3
Proceeds from sale of asset and other	22	—
Net cash used in investing activities	(31)	(64)

Cash flows from financing activities:
Proceeds from long-term debt, net of payments	(50)	953
Payments of debt issuance and deferred financing costs	—	(14)
Payments on license obligations	(8)	(7)
Sale of future revenue and other	(1)	10
Net cash (used in) provided by financing activities	(59)	942
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	1
Increase in cash, cash equivalents and restricted cash	25	1,046
Cash, cash equivalents and restricted cash, beginning of period	375	220
Cash, cash equivalents and restricted cash, end of period	$400	$1,266

Supplemental cash flow information:
Cash paid for interest	$110	$80
Income taxes paid	6	10
Distributed earnings from equity investments	4	4
Supplemental non-cash transactions:
Non-cash interest expense	$5	$7

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO CONSOLIDATED ADJUSTED EBITDA
AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Reconciliation of Net Loss Attributable to SGC to Consolidated Adjusted EBITDA
Net loss attributable to SGC	$(159)	$(24)
Net income attributable to noncontrolling interest	4	—
Net loss	(155)	(24)
Restructuring and other(1)	22	7
Depreciation, amortization and impairments	138	165
Goodwill impairment	54	—
Other expense, net	4	2
Interest expense	124	154
Income tax expense	4	4
Stock-based compensation	10	14
Gain on remeasurement of debt	(10)	(5)
EBITDA from equity investments(2)	7	17
Loss (earnings) from equity investments	2	(6)
Consolidated Adjusted EBITDA	$200	$328

Supplemental Business Segment Data
Business segments Adjusted EBITDA
Gaming	$96	$215
Lottery	78	104
SciPlay	35	25
Digital	23	13
Total business segments Adjusted EBITDA	232	357
Corporate and other(3)	(32)	(29)
Consolidated Adjusted EBITDA	$200	$328

Reconciliation to Consolidated Adjusted EBITDA margin
Consolidated Adjusted EBITDA	$200	$328
Revenue	725	837
Net loss margin	(21)%	(3)%
Consolidated Adjusted EBITDA margin (Consolidated AEBITDA/Revenue)	28%	39%

(1) Refer to Consolidated AEBITDA definition for description of items included in restructuring and other.

(2) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release. The Company received $4 million and $7 million in cash distributions and return of capital payments from its equity investees for the three months ended March 31, 2020 and 2019, respectively.

(3) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data)
	Three Months Ended
	March 31,	March 31,	December 31,
Gaming Business Segment Supplemental Financial Data:	2020	2019	2019
Revenue by line of business:
Gaming operations	$119	$152	$146
Gaming machine sales	92	136	157
Gaming systems	55	74	77
Table products	52	60	65
Total revenue	$318	$422	$445

Gaming Operations Revenue:
U.S. and Canada:
Installed base at period end	30,469	32,958	31,486
Average daily revenue per unit	$31.28	$38.46	$38.43
International:(1)
Installed base at period end	34,372	33,950	34,370
Average daily revenue per unit	$8.23	$11.43	$9.69

Gaming Machine Sales:
U.S. and Canada new unit shipments	2,890	4,801	4,510
International new unit shipments	2,003	2,083	3,266
New unit shipments	4,893	6,884	7,776
Average sales price per new unit	$15,872	$17,140	$17,268

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	1,744	3,194	3,501
Casino opening and expansion units	1,146	1,607	1,009
Total unit shipments	2,890	4,801	4,510

International unit shipments:
Replacement units	1,827	2,083	3,228
Casino opening and expansion units	176	—	38
Total unit shipments	2,003	2,083	3,266

Lottery Business Segment Supplemental Financial Data:
Instant products revenue by geography:
United States	$92	$93	$96
International	44	47	52
Instant products revenue	$136	$140	$148

Lottery systems revenue by financial statement line item:
Services revenue	$52	$54	$56
Product sales revenue	24	33	29
Total Lottery systems revenue	$76	$87	$85

Digital Business Segment Supplemental Financial Data:
Revenue by Line of Business;
Sports and platform	$38	$30	$34
Gaming and other	39	40	38
Total revenue	$77	$70	$72

Wagers processed through OGS (in billions)	$9.9	$8.9	$9.2

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$101	$97	$98
Web and other	17	21	15
Total revenue	$118	$118	$113

Mobile penetration(2)	85%	82%	84%
Average MAU(3)	7.5	8.4	7.6
Average DAU(4)	2.6	2.7	2.6
ARPDAU(5)	$0.49	$0.48	$0.50

(1) Excludes the impact of game content licensing revenue.

(2) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.

(3) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(4) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(5) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)

CALCULATION OF CONSOLIDATED AEBITDA AND NET DEBT LEVERAGE RATIO

	Twelve Months Ended
	March 31, 2020	March 31, 2019

Net loss attributable to SGC	$(265)	$(174)
Net income attributable to noncontrolling interest	16	—
Net loss	(249)	(174)
Restructuring and other	43	208
Depreciation, amortization and impairments	620	667
Goodwill impairment	54	—
Other expense (income), net	9	(11)
Interest expense	559	596
Income tax expense	10	11
Stock-based compensation	33	49
Loss on debt financing transactions	100	—
Gain on remeasurement of debt	(14)	(49)
EBITDA from equity investments	57	65
Earnings from equity investments	(16)	(24)
Consolidated Adjusted EBITDA	$1,206	$1,338

	As of
	March 31, 2020	March 31, 2019
Principal face value of debt outstanding(1)	$8,851	$10,172
Less: Cash and cash equivalents(2)	334	1,213
Net debt	$8,517	$8,959
Net debt leverage ratio	7.1	6.7

(1) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of March 31, 2020 were 1.24 and 1.10, respectively, resulting in an $82 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, the 2020 and 2019 principal face values exclude $8 million and $11 million, respectively, in proceeds received from transactions completed in 2019 which are presented as debt.

(2) Cash and cash equivalents as of March 31, 2019 include $1 billion principal balance of the 2022 Unsecured Notes that were redeemed on April 4, 2019 using the proceeds from the March 2019 issuance of 2026 Unsecured Notes.

	CALCULATION OF FREE CASH FLOW
	Three Months Ended March 31,
	2020	2019

Net cash provided by operating activities(1)	$120	$167

Less: Capital expenditures	(53)	(67)
Add: Distributions of capital from equity investments	—	3
Less: Payments on license obligations	(8)	(7)
Free cash flow	$59	$96

(1) The 2020 and 2019 first quarters include a $10 million and a $66 million favorable change, respectively, in accrued interest due to the February 2018 refinancing.

	RECONCILIATION OF (LOSS) EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended March 31,
	2020	2019
EBITDA from equity investments:
(Loss) earnings from equity investments	$(2)	$6
Add: Income tax expense	1	3
Add: Depreciation, amortization and impairments	7	8
Add: Interest income, net and other	1	—
EBITDA from equity investments	$7	$17

	RECONCILIATION OF CONSOLIDATED NET LOSS MARGIN TO CONSOLIDATED AEBITDA MARGIN
	Three Months Ended March 31,
	2020	2019
Consolidated AEBITDA Margin
Net loss margin(1)	(21)%	(3)%
Restructuring and other(2)	3%	1%
Depreciation, amortization and impairments	19%	20%
Goodwill impairment	7%	—%
Stock-based compensation and other expense, net	2%	2%
Interest expense	17%	18%
Income tax expense	1%	1%
Gain on remeasurement of debt	(1)%	(1)%
Equity investments	1%	1%
Consolidated AEBITDA Margin	28%	39%

(1) Calculated as net loss as a percentage of revenue.

(2) Refer to Consolidated AEBITDA definition for description of items included in restructuring and other.

	RECONCILIATION OF PROJECTED CONSOLIDATED NET CASH OUTFLOW
	For the Three Months Ending June 30, 2020
	Range
	Low	High
Projected net cash flows(1)	$410	$390
Less: Net cash borrowings under SGI revolving credit facility	(480)	(480)
Projected consolidated net cash outflow(2)	$(70)	$(90)

(1) Calculated as projected consolidated net cash flows from operating, investing and financing activities as presented in our condensed consolidated statements of cash flows.

(2) Projected consolidated net cash outflow is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the table above. Refer to projected consolidated net cash outflow definition for description of this non-GAAP measure at the end of this release.

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements, including, but not limited to, those related to the Company's expected operating performance for the second quarter of 2020, projected consolidated net cash outflow, trends in the Company's operations, the effects of COVID-19 disruptions and the Company's mitigation efforts, are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:

  the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
  natural events and health crises that disrupt our operations or those of our customers, suppliers or regulators;
  incurrence of restructuring costs;
  changes in demand for our products and services;
  dependence on suppliers and manufacturers;
  dependence on key employees;
  goodwill impairment charges including changes in estimates or judgements related to our impairment analysis of goodwill or other intangible assets;
  level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
  inability to reduce or refinance our indebtedness;
  restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
  stock price volatility;
  competition;
  U.S. and international economic and industry conditions;
  slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
  ownership changes and consolidation in the gaming industry;
  opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
  inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
  inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming;
  laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
  the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
  significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
  legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
  reliance on technological blocking systems;
  expectations of shift to regulated online gaming or sports wagering;
  expectations of growth in total consumer spending on social casino gaming;
  SciPlay's dependence on certain key providers;
  inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
  protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
  security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
  reliance on or failures in information technology and other systems;
  challenges or disruptions relating to the implementation of a new global enterprise resource planning system;
  failure to maintain adequate internal control over financial reporting;
  inability to benefit from, and risks associated with, strategic equity investments and relationships;
  inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
  implementation of complex new accounting standards;
  fluctuations in our results due to seasonality and other factors;
  risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty around the U.K.'s withdrawal from the European Union;
  possibility that the renewal of Lotterie Nazionali S.r.l. concession to operate the Italian instant games lottery is not finalized (including as the result of a pending third-party protest against the renewal of the concession, or any appeal from existing court rulings relating to such third-party protest);
  the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
  changes in tax laws or tax rulings, or the examination of our tax positions;
  difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
  the discontinuation or replacement of LIBOR, which may adversely affect interest rates;
  litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships; and
  influence of certain stockholders, including decisions that may conflict with the interests of other stockholders.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC on February 18, 2020 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Due to rounding, certain numbers presented herein may not precisely agree or add up on a cumulative basis to the totals previously reported.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, free cash flow, EBITDA from equity investments, net debt and net debt leverage ratio, and projected consolidated net cash outflow (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Specifically, the Company's management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the consolidated Company's business operations; (ii) facilitate management's internal and external comparisons of the Company's consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.

In addition, the Company's management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate management's external comparisons of the Company's consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company's management uses EBITDA from equity investments to monitor and evaluate the performance of the Company's equity investments. The Company's management uses net debt and net debt leverage ratio in monitoring and evaluating the Company's overall liquidity, financial flexibility and leverage. The Company's management uses projected consolidated net cash outflow in monitoring, evaluating and managing the Company's cash expenditures and available liquidity in the response to the disruptions resulting from the COVID-19 pandemic.

The Company's management believes that each of these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes. In particular, the Company's management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes is less indicative of the Company's ongoing underlying operating performance and are better evaluated separately. Management believes Consolidated AEBITDA margin is useful for analysts and investors as this measure allows an evaluation of the performance of our ongoing business operations and provides insight into the cash operating income margins generated from our business, from which capital investments are made and debt is serviced. Moreover, management believes EBITDA from equity investments is useful to investors because the Company's Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees' earnings that management believes has less bearing on the equity investees' performance. Management believes that free cash flow provides useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment and necessary license payments to support the Company's ongoing business operations and taking into account cash flows relating to the Company's equity investments. Management believes that net debt and net debt leverage ratio are useful for investors in evaluating the Company's overall liquidity. Management believes that projected consolidated net cash outflow is useful for investors in evaluating the Company's expected cash expenditures and available liquidity during the period of market disruptions caused by the COVID-19 pandemic.

Consolidated AEBITDA

Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net loss as the most directly comparable GAAP measure, as set forth in the schedule titled "Reconciliation of Net Loss Attributable to SGC to Consolidated Adjusted EBITDA." Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to consolidated net loss and includes net loss attributable to SGC with the following adjustments: (1) net income attributable to noncontrolling interest, (2) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (3) depreciation and amortization expense and impairment charges (including goodwill impairments); (4) change in fair value of investments and remeasurement of debt; (5) interest expense; (6) income tax expense; (7) stock-based compensation; and (8) loss (gain) on debt financing transactions. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro rata share of EBITDA of our equity investments, which represents our share of earnings (whether or not distributed to us) before income tax expense, depreciation and amortization expense, and interest (income) expense, net of our joint ventures and minority investees, which is included in our calculation of Consolidated AEBITDA to align with the provisions of our long-term debt arrangements. AEBITDA is presented exclusively as our segment measure of profit or loss.

Consolidated AEBITDA Margin

Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) for the three month periods ended March 31, 2020 and 2019, each calculated as a percentage of revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net loss attributable to SGC, the most directly comparable GAAP measure, in a schedule above.

Free Cash Flow

Free cash flow, as used herein, represents net cash (used in) provided by operating activities less total capital expenditures (which includes lottery, gaming and digital systems expenditures and other intangible assets and software expenditures), less payments on license obligations, less additions to equity method investments plus distributions of capital from equity investments. Free cash flow is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest income, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings from equity investments, the most directly comparable GAAP measure, in a schedule above.

Net Debt and Net Debt Leverage Ratio

Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2019, but it does not include long term obligations under financing leases or $8 million in proceeds received from transactions completed in 2018 which are presented as debt. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents net debt divided by Consolidated AEBITDA (as defined above).

Projected Consolidated Net Cash Outflow

Projected consolidated net cash outflow, as used herein, represents projected consolidated net cash flows from operating, investing and financing activities (as presented in our condensed consolidated statements of cash flows), the most directly comparable GAAP measure, less net cash borrowings under the SGI revolving credit facility for the three months ending June 30, 2020.